Exhibit 10.17

FIRST AMENDMENT TO SEVERANCE AGREEMENT

This First Amendment to the Severance Agreement, dated as of February     , 2006, and effective only upon the date of the consummation of the first public underwritten offering of equity securities by Goodman Global, Inc., a Delaware corporation (the “Company”), pursuant to an effective registration statement filed by the Company with the United States Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms), is made by and between Company, and                      (the “Executive”).

WHEREAS, the Executive entered that certain Severance Agreement (dated and effective as of November 18, 2004, the “Severance Agreement”);

WHEREAS, the Company and the Executive have mutually agreed that it is in their best interest to amend the Severance Agreement pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree that, effective as of the date hereof, the Severance Agreement is hereby amended as follows:

1. Section 1(p)(iii) of the Severance Agreement shall be amended to read in its entirety as follows

(iii) A reduction in the Executive’s annual base salary to an amount that is less than 80% of the amount of Executive’s annual base salary as in effect on the Effective Date, or failure of the Company to make any material payment of such base salary.

2. Section 3 of the Severance Agreement shall be amended to read in its entirety as follows:

3. Severance Payments. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason, then, subject to the Executive’s execution of a general waiver and release of claims agreement in the Company’s customary form, the Company shall pay to the Executive an amount (the “Severance Amount”) equal to the sum of (x) his then current his base salary (without giving effect to any decrease in annual base salary which constituted Good Reason for Executive’s termination) and (y) his target annual bonus as in effect on the Date of Termination, in equal monthly installments, in accordance with the Company’s customary payroll practices, during the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination; provided, however, that no such payment shall be made following the first date that the Executive violates any covenant contained in Section 2 or 3 of the Non-Competition Agreement (and, if applicable, has failed to cure such violation within the cure period set forth in Section 2 or 3 of the Non-Competition Agreement). Notwithstanding the forgoing, if the Board (or its delegate) determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal

Revenue Code as of the Date of Termination and that Section 409A of the Internal Revenue Code applies with respect to a payment to the Executive pursuant to this Section 3, one half of the Severance Amount shall be paid in a cash lump-sum on the six month anniversary of the Date of Termination (plus interest at the short-term applicable federal rate compounded semi-annually on all amounts to accrue from the date such payment would have been made but for the application of this proviso until the date of payment), with the other one-half of the Severance Amount payable to the Executive in accordance with the Company’s customary payroll practices in equal monthly installments during the period beginning on the six-month anniversary of the Date of Termination and ending on the first anniversary of the Date of Termination (but in no event shall any amount be payable following the first date that the Executive violates any covenant contained in Section 2 or 3 of the Non-Competition Agreement (and, if applicable, has failed to cure such violation within the cure period set forth in Section 2 or 3 of the Non-Competition Agreement)).

3. A new Section 19 shall be added to the Severance Agreement shall to read in its entirety as follows:

19. Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Internal Revenue Code and related Department of Department of Treasury guidance, the Company and Executive shall cooperate in good faith to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, preserve the economic benefits of this Agreement and avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as they mutually determine to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Internal Revenue Code or to comply with the requirements of Section 409A of the Internal Revenue Code and thereby avoid the application of penalty taxes under such Section.

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[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment to the Severance Agreement as of the day and year first above written.

EXECUTIVE

[Name]

GOODMAN GLOBAL, INC.

By:
Its:

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